FREE WRITING PROSPECTUS Dated April 16, 2014	Filed Pursuant to Rule 433 Registration No. 333-171684 Registration No. 333-171684-06

*** NEW ABS ***

$750mm Ally Financial 2014-2 Non-Prime Auto Loans

Jt-Leads: Deutsche Bank(struc), Bank of America and J.P. Morgan

Co-Mgrs : BMO, CIBC, LLOYDS, PNC and SCOTIA BANK

CL	$QTY/MM	WAL	MDY/S&P	LEGAL	BENCH	SPRD	YIELD	COUPON	$PX
A1	$205.000	1.29	Aaa/AAA	06/16	1ML +	30		1ML+30	100.00000
A2	180.000	1.86	Aaa/AAA	04/17	EDSF +	45	0.921	0.91	99.98301
A3	203.000	2.58	Aaa/AAA	05/18	iSWP +	49	1.268	1.26	99.98816
A4	55.200	3.23	Aaa/AAA	10/18	iSWP +	57	1.634	1.62	99.97342
B	38.190	3.53	Aa1/AA	12/18	iSWP +	85	2.043	2.03	99.98518
C	36.180	3.83	A1/A	05/19	iSWP +	110	2.423	2.41	99.99688
D	32.160	4.11	Baa1/BBB	08/19	iSWP +	140	2.836	2.81	99.96361
E	28.140	----------NOT OFFERED----------

TICKER :	AFIN 2014-2
REGISTRATION :	Public
EXPECTED RATINGS :	Moodys/S&P
PXG SPEED :	1.4% ABS 10% Call
EXPECTED SETTLE :	04/23/2014
FIRST DISTRIBUTION :	05/20/2014
BILL & DELIVER :	Deutsche Bank

CUSIPS:

A1	13975HAA4
A2	13975HAB2
A3	13975HAC0
A4	13975HAD8
B	13975HAE6
C	13975HAF3
D	13975HAG1

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.